Exhibit 10.149

14, Jongno, Jongno-gu
110-729 Seoul, South Korea
Tel 82-2-399-6800 Fax 82-2-399-6261
www.ksure.or.kr

LETTER OF INTENT

6th May 2015

To : Citibank NA, London Branch

Citigroup Center, Canada Square, Canary Wharf, London E14 5LB, UK

Re : Financing of 15 VLCCs(300,000DWT)(the “Vessels”) for Gener8 Maritime, Inc.

Dear Sirs,

In response to your request on 29th April 2015, we, Korea Trade Insurance Corporation(K-sure), are pleased to inform you of the following indicative terms to support the above project.

1.              Purpose of Credit

Financing of the Vessels built by Hyundai Heavy Industries Co. Ltd., Hyundai Samho Heavy Industries Co. Ltd., Daewoo Shipbuilding & Marine Engineering Co. Ltd., and Hanjin Heavy Industries Corp. Philippines (Subic)

• Contract Price	: USD1,439Million

• Total Facility Amount	: Up to USD1,007Million

• Loan to Value	: To be discussed

• Maximum Tenor	: 12 years from the delivery of each Vessel

• Insurance Scheme	: Medium and Long Term Export Insurance
(Buyer Credit, Standard)

2.              Borrower

•                  SPCs to own the Vessels

3.              Guarantee

•                  An unconditional, on-demand, irrevocable guarantee from the Guarantor guaranteeing all obligations of the Borrowers under the Facility Agreement

4.              Guarantor

•                  Gener8 Maritime Inc.

5.              Export Credit Insurance

•                  Covering up to 95% of the Export Credit Loan in accordance with the terms and condition of Medium and Long Term Export Insurance (Buyer Credit, Standard) Policy

6.              Export Credit Facility Amount

•                  Up to 25% of the total contract price, which will be used only for delivery financing of the Vessels built by the above-mentioned shipyards except for Hanjin Heavy Industries Corp. Philippines (Subic)

7.              Interest Rate

•                  Libor(3m) + Margin(TBD)

8.              Repayment

•                  48 equal consecutive quarterly installments commencing 3 months after delivery of each Vessel with full payout profile of 12 years

9.              Risks to be covered

•                  Political Risks and Commercial Risks

10.       Period Coverage

•                  Post-delivery Loan

11.       K-sure Insurance Premium

•                  To be determined

12.       Security Package

•                  To be required by K-sure

The above mentioned terms and conditions are our indicative terms of support based on the information we have received from you to date. We may raise any issue on conditions other than the previous ones and require additional conditions or securities.

Please note that all the issues that may arise during our consideration of support have not been evaluated in this Letter of Intent due to the limited nature of our review on your request. Therefore this Letter should not be construed as a legally binding commitment. Besides, this Letter is valid for 6 months starting from the issued date.

Please be informed that all costs and out-of-pocket expenses (including, but not limited to legal, travel, accommodation and any other expenses) incurred by K-sure in the negotiation and execution of the Export Credit Facility shall be borne by the Borrower.

We would appreciate the opportunity to participate in this project and work closely with you for its successful conclusion.

Best Regards,

/s/ Chae, Moongouk
Chae, Moongouk
Director
Offshore Team
Marine Finance Department
Korea Trade Insurance Corporation